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                                                                  EXHIBIT 2.2(b)

                       TILION MERGER TERMINATION AGREEMENT

     This TILION MERGER TERMINATION AGREEMENT (this "Termination Agreement"), dated as of September 20, 2002, is entered into by and among TILION, INC., a Delaware corporation ("Tilion"), SYNQUEST, INC., a Georgia corporation ("SynQuest"), and Ticket Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of SynQuest ("Merger Sub").

                                    RECITALS:

     WHEREAS, Tilion, SynQuest and Merger Sub are parties to an Agreement and Plan of Merger, dated as of August 30,2002 (the "Merger Agreement");

     WHEREAS, the Merger Agreement contemplated that Tilion would be merged with and into MergerSub, in a merger transaction (the "Merger") in which shareholders of Tilion would receive shares of SynQuest's newly created Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Preferred Stock");

     WHEREAS, the parties have agreed that it is in the best interests of their respective shareholders, in lieu of the Merger, for Tilion to purchase shares of Series A Preferred Stock for cash, and then to liquidate Tilion so that the shareholders of Tilion will receive such shares of Series A Preferred Stock;

     WHEREAS, to effect the foregoing, Tilion, SynQuest and MergerSub and their respective Boards of Directors have determined that it is in their respective best interests to terminate the Merger Agreement, except to the extent provided in this Termination Agreement;

     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants made herein, the parties hereto agree as follows:

     1. TERMINATION OF MERGER AGREEMENT. Pursuant to Sections 9.1(c) of the Merger Agreement, Tilion, SynQuest and Merger Sub hereby terminate the Merger Agreement, with the effects described in Section 9.2 of the Merger Agreement, except that the provisions of Section 10.2 of the Merger Agreement shall be superceded by Section 4 hereof. Tilion, SynQuest and Merger Sub hereby agree that there has been no breach by any party of any of such party's representations, warranties, covenants or agreements set forth in the Merger Agreement.

     2. REPRESENTATIONS AND WARRANTIES OF TILION. Tilion represents and warrants to SynQuest and Merger Sub that Tilion has all requisite corporate power and authority to enter into this Termination Agreement and to take the actions contemplated hereby. The execution and delivery of this Termination Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of Tilion, including approval of the Tilion Board of Directors. This Termination Agreement has been duly executed and delivered by Tilion and constitutes a valid and binding agreement of Tilion, enforceable against it in accordance with its terms.

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     3.   REPRESENTATIONS AND WARRANTIES OF SYNQUEST AND MERGER SUB. SynQuest
and Merger Sub represent and warrant to Tilion that each of SynQuest and Merger Sub has all requisite corporate power and authority to enter into this Termination Agreement and to take the actions contemplated hereby. The execution and delivery of this Termination Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of SynQuest and Merger Sub, including approval of the SynQuest Board of Directors. This Termination Agreement has been duly executed and delivered by each of SynQuest and Merger Sub and constitutes a valid and binding agreement of each of SynQuest and Merger Sub, enforceable against each of them in accordance with its terms.

     4. EXPENSES. Provided that Tilion completes its purchase of 5,200,000 shares of Series A Preferred Stock, all expenses incurred by Tilion in connection with the preparation and execution of (i) the Merger Agreement and
(ii) this Termination Agreement, including, in both cases, all fees and expenses of agents, representatives, counsel and accountants shall be deemed expenses incurred by Tilion in connection with its investment in SynQuest and shall be reimbursed by SynQuest to Tilion following SynQuest's receipt of the consideration payable by Tilion to SynQuest in connection with Tilion's purchase of 5,200,000 shares of Series A Preferred Stock.

     5.   MISCELLANEOUS.

     (a) If any term or other provision of this Termination Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Termination Agreement nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Tilion, SynQuest and Merger Sub will negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the parties as closely as possible so that the transactions contemplated hereby are, to the greatest extent possible, consummated as originally contemplated.

     (b) This Termination Agreement is governed by and must be construed in accordance with the laws of the State of Georgia, without reference to conflicts of laws principles.

     (c) This Termination Agreement may be executed in one or more counterparts, any of which are to be considered one and the same agreement and effective when counterparts have been signed and delivered by each of Tilion, SynQuest and Merger Sub, it being understood that each of the parties need not sign the same counterpart.

     (d) Capitalized terms used in this Termination Agreement and not defined have the meanings given to such terms in the Merger Agreement.

                      [Signatures begin on following page]

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                                      TILION MERGER TERMINATION AGREEMENT

     IN WITNESS WHEREOF, the parties have executed and delivered this Termination Agreement as of the date set forth above.

                                TILION, INC.


                                By: /s/ Peter R. Shields
                                   --------------------------------
                                   Name: Peter R. Shields
                                   Title: President and Chief Executive Officer


                                SYNQUEST, INC.

                                By: /s/ Timothy M. Harvey
                                   --------------------------------
                                   Name: Timothy M. Harvey
                                   Title: President


                                TICKET ACQUISITION CORP.


                                By: /s/ John Bartels
                                   --------------------------------
                                   Name: John Bartels
                                   Title: Executive Vice President